For Immediate Release	Inquiries: Felise Kissell (215) 409-7287 Kissell-Felise@aramark.com
Scott Sullivan (215) 238-3953 Sullivan-Scott1@aramark.com
Aramark Reports Third Quarter Earnings
YEAR-OVER-YEAR SUMMARY
•Revenue +38%; Organic Revenue +39%
◦Revenue now surpassing pre-COVID levels across all three business segments
◦Primarily driven by record-level net growth, pricing, and ongoing base recovery
•Operating Income +99%; Adjusted Operating Income (AOI) +73%1
◦Operating Income Margin of 3.6%, +109 bps; AOI Margin of 4.4%1, +85 bps1
◦Improved profitability from higher sales volume and operational cost management
•EPS increased to $0.16; Adjusted EPS increased to $0.25
◦EPS higher by $0.03; Adjusted EPS higher by $0.231
•Raising fiscal 2022 outlook for Organic Revenue Growth and Annualized Net New Business
◦Now expect organic revenue growth of +31% to +32%; Annualized Net New Business of $725 million to $775 million
◦Maintain AOI margin and Free Cash Flow expectations
Philadelphia, PA, August 9, 2022 - Aramark (NYSE: ARMK) today reported third quarter fiscal 2022 results.

“I'm pleased to share that our fiscal third quarter results represented a significant milestone as revenue surpassed pre-COVID fiscal 2019 levels across all three business segments,” said John Zillmer, Aramark's Chief Executive Officer. “We continued to accelerate net new business growth and expand margins despite the inflationary environment, which is a testament to Aramark’s focus on operational excellence. Across the globe, new and existing clients are placing their trust in our people and our services, and we are confident in our ability to meet and exceed their expectations.”

1On a constant-currency basis
*Pre-COVID levels reflect constant-currency performance compared to the same period in fiscal '19
Note: Supplemental business review slides available on Aramark's Investor Relations website

THIRD QUARTER RESULTS
Consolidated revenue was $4.1 billion in the third quarter, an increase of 38% compared to the prior year period. Organic revenue, which adjusts for the effect of currency translation and certain acquisitions, improved 39% year-over-year with double-digit growth in all segments.
Both consolidated revenue and organic revenue reached 103% of pre-COVID levels, a performance milestone driven by broad-based net new business, pricing, and ongoing base recovery.

	Revenue Change Year-Over-Year
	Q3 '21	Q4 '21[1]	Q1 '22	Q2 '22	Q3 '22
FSS United States	55%	51%	68%	51%	50%
FSS International	41%	22%	26%	29%	34%
Uniform & Career Apparel	6%	(2)%	8%	10%	11%
Total Company	39%	32%	44%	37%	38%

	% of Fiscal '19 Quarter
Total Company	74%	90%	93%	97%	103%

	Organic Revenue Change Year-Over-Year
	Q3 '21	Q4 '21	Q1 '22	Q2 '22	Q3 '22
FSS United States	52%	58%	61%	45%	45%
FSS International	28%	21%	28%	35%	49%
Uniform & Career Apparel	5%	5%	7%	10%	11%
Total Company	34%	37%	41%	35%	39%

	% of Fiscal '19 Quarter
Total Company	73%	87%	92%	95%	103%
1A 53rd week of operations during fiscal 2020 impacted Q4 '21 Revenue Change %
•FSS United States organic revenue increased 45% compared to the third quarter last year, primarily due to the following contributors in each sector:

Sector	Q3 Revenue Activity
Education	Solid performance to end the academic year, with Higher Education and K-12 now preparing for the upcoming new school season. Have begun implementation of enhanced pricing strategies for board plans and on-campus retail outlets.
Sports, Leisure & Corrections	Significantly higher year-over-year results led by strong attendance levels. Sports & Entertainment drove increased per capita spending, led by Major League Baseball, as well as an accelerated return of concert schedules. Leisure experienced increased guest activity, particularly in National Parks. Corrections performed above pre-COVID levels driven by new business wins.
Business & Industry	Continued gradual progress with higher participation rates and increased levels of in-person interaction at client sites, including social gatherings, networking opportunities, and wellness sessions.
Healthcare
Growth led by increased client activity related to elective surgeries and clinical care. Successfully renewed several marquee accounts as well as added new offerings, including in Ambulatory Surgical Centers.

Facilities & Other	Reflected ongoing demand in core business offerings with an added focus on new engineering solutions and client project services.
•FSS International grew organic revenue 49% year-over-year in the third quarter, led by new business wins and increased event activity, particularly in sports & entertainment across Europe, as well as improvement in business & industry, in both Europe and Rest of World.
•Uniform & Career Apparel organic revenue increased 11% year-over-year in the third quarter, driven by rental revenue growth and strength in adjacency services.

	Revenue
	Q3 '22	Q3 '21	Change (%)	Organic Revenue Change (%)
FSS United States	$2,481M	$1,650M	50%	45%
FSS International	978	729	34%	49%
Uniform & Career Apparel	668	603	11%	11%
Total Company	$4,127M	$2,981M	38%	39%
Difference between Change (%) and Organic Revenue Change (%) reflects the effect of certain acquisitions and the elimination of currency translation.
May not total due to rounding.

Operating Income grew 99% year-over-year to $148 million and Adjusted Operating Income ("AOI") improved 73%1 to $178 million, reflecting an operating income margin increase of 109 basis points and an AOI margin increase of 85 basis points to 4.4%1. Improvement was due to effective cost management and operating leverage from higher revenue levels, partially offset by the impact of increased inflation as well as new business start-up costs. The need for off-program procurement began to ease slightly in the third quarter.
Year-over-year AOI improvement was broad-based across operating segments, demonstrating notable double-digit growth and significant margin expansion:
•FSS United States AOI increased 66%1 due to operating cost management across the portfolio and revenue recovery, particularly in Sports & Entertainment and Business & Industry. Higher Education and Corrections have begun implementing additional pricing actions.
•FSS International AOI improved 88%1 driven by client re-openings as country-specific restrictions continued to ease, partially offset by the decrease in government assistance program subsidies.
•Uniform & Career Apparel AOI was 54%1 higher from improved operating efficiencies and net new business as well as ongoing base revenue recovery.
•Corporate overhead costs were tightly managed, although moved higher due to increased equity-based compensation.

	Operating Income			Adjusted Operating Income
	Q3 '22	Q3 '21	Change (%)	Q3 '22	Q3 '21	Change (%)[1]
FSS United States	$89M	$44M	102%	$107M	$64M	66%
FSS International	35	21	65%	38	23	88%
Uniform & Career Apparel	61	35	73%	69	45	54%
Corporate	(36)	(26)	(41)%	(35)	(26)	(38)%
Total Company	$148M	$74M	99%	$178M	$107M	73%
May not total due to rounding.

GAAP SUMMARY
Third quarter fiscal 2022 GAAP results improved across all metrics compared to the prior year period. On a GAAP basis, revenue was $4.1 billion, operating income was $148 million, net income attributable to Aramark stockholders was $40 million, and diluted earnings per share were $0.16. These results included $85 million of combined revenue from the acquisitions of Next Level Hospitality and Union Supply Group. Comparatively, third quarter fiscal 2021 revenue was $3.0 billion, operating income was $74 million, net income attributable to Aramark stockholders was $33 million and diluted earnings per share were $0.13. A reconciliation of GAAP to Non-GAAP measures is included in the Appendix.
CURRENCY
In the third quarter, the effect of currency translation decreased reported revenue by $113 million, operating income by $5.5 million and net income by $3.9 million.
CASH FLOW AND CAPITAL STRUCTURE
In the third quarter, Net cash used in operating activities was $14 million and Free Cash Flow was a use of $96 million, in-line with the quarterly cadence of the business. Higher working capital was the result of significantly increased revenues in the quarter. At quarter-end, Aramark had approximately $1.3 billion in cash availability.
DIVIDEND DECLARATION
As announced on August 3, 2022, the Company's Board of Directors approved a quarterly dividend of 11 cents per share of common stock. The dividend will be payable on August 30, 2022, to stockholders of record at the close of business on August 17, 2022.

1On a constant-currency basis

BUSINESS UPDATE
Aramark is driving positive business momentum through record-level new client wins, strong account retention rates, and enhanced pricing strategies, as well as from ongoing base revenue recovery. Net New Business in the first three quarters of fiscal 2022 already exceeds the record full year results in fiscal 2021.
The Company's margins have progressed since fiscal 2021 led by cost management and operating leverage from higher revenue levels, partially offset by the impact of inflation and new business start-up costs. Aramark is utilizing its extensive operating capabilities and resources—including purchasing scale, menu reengineering, labor optimization, and technology deployment, among others—to manage through this inflationary period, in close partnership with clients.
Last quarter, Aramark announced a plan to separate its Uniforms segment into an independent, publicly traded company in a spin-off intended to be tax-free to Aramark and its stockholders. The Company has made progress in the operational separation and added leaders with extensive public company experience to complement the deep industry experience already in place. This team is expected to lead the independent company upon completion of the spin-off. The Company currently expects the spin-off to occur in the second half of fiscal 2023.
OUTLOOK
The Company provides its expectations for organic revenue growth, Adjusted Operating Income, Adjusted EPS, and Free Cash Flow on a non-GAAP basis, and does not provide a reconciliation of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for the impact of the change in fair value related to certain gasoline and diesel agreements and other charges and the effect of currency translation. The fiscal 2022 outlook reflects management's current assumptions regarding the lingering impact of COVID-19 on Aramark and its clients, the extent of which will depend on numerous evolving factors that are difficult to accurately predict, including those discussed in the Risk Factors set forth in the Company's filings with the United States Securities and Exchange Commission.
Aramark provided full-year performance expectations for fiscal 2022:

Raise	•Organic Revenue Growth of +31% to +32%; Q4 at 107% to 108% of pre-COVID levels

•Annualized Net New Business of $725 million to $775 million

Maintain	•AOI Margin at or very near 5%; Q4 margin of mid-6%

•Free Cash Flow of $300 million to $350 million

“I am proud of what our team has accomplished as we continue positioning Aramark for success by executing against our strategic growth initiatives,” Zillmer added. “The planned spin-off of our Uniforms segment, which is intended to be tax-free to us and our stockholders, continues apace, and we believe that we are well-poised to achieve our long-term targets. I couldn’t be more confident in our people, our clients, our purpose, and our future.”

CONFERENCE CALL SCHEDULED
The Company has scheduled a conference call at 8:30 a.m. ET today to discuss its earnings and outlook. This call and related materials can be heard and reviewed, either live or on a delayed basis, on the Company's website, www.aramark.com on the investor relations page.
About Aramark
Aramark (NYSE: ARMK) proudly serves the world’s leading educational institutions, Fortune 500 companies, world champion sports teams, prominent healthcare providers, iconic destinations and cultural attractions, and numerous municipalities in 19 countries around the world with food, facilities, and uniform services. Because our culture is rooted in service, our employees strive to do great things for each other, our partners, our communities, and our planet. Aramark ranked No. 1 In the Diversified Outsourcing Services Category on FORTUNE’s 2022 List of ‘World’s Most Admired Companies’ and has been named to DiversityInc’s “Top 50 Companies for Diversity” list, the Forbes list of “America’s Best Employers for Diversity,” the HRC’s “Best Places to Work for LGBTQ Equality” and scored 100% on the Disability Equality Index. Learn more at www.aramark.com and connect with us on Facebook, Twitter, and LinkedIn.

Selected Operational and Financial Metrics

Adjusted Revenue (Organic)
Adjusted Revenue (Organic) represents revenue growth, adjusted to eliminate the effect of certain material acquisitions and divestitures, the estimated impact of the 53rd week and the impact of currency translation.

Adjusted Operating Income
Adjusted Operating Income represents operating income adjusted to eliminate the change in amortization of acquisition-related intangible assets; the impact of the change in fair value related to certain gasoline and diesel agreements; severance and other charges; the effect of certain material acquisitions; merger and integration related charges; spin-off related charges; and other items impacting comparability.

Adjusted Operating Income (Constant Currency)
Adjusted Operating Income (Constant Currency) represents Adjusted Operating Income adjusted to eliminate the impact of currency translation.

Adjusted Net Income (Loss)
Adjusted Net Income (Loss) represents net income (loss) attributable to Aramark stockholders adjusted to eliminate the change in amortization of acquisition-related intangible assets; the impact of changes in the fair value related to certain gasoline and diesel agreements; severance and other charges; the effect of certain material acquisitions; merger and integration related charges; spin-off related charges; gain on an equity investment; loss on defined benefit pension plan termination; the effect of refinancings on interest and other financing costs, net, less the tax impact of these adjustments; the impact of tax legislation and other items impacting comparability. The tax effect for adjusted net income (loss) for our United States earnings is calculated using a blended United States federal and state tax rate. The tax effect for adjusted net income (loss) in jurisdictions outside the United States is calculated at the local country tax rate.

Adjusted Net Income (Loss) (Constant Currency)
Adjusted Net Income (Loss) (Constant Currency) represents Adjusted Net Income (Loss) adjusted to eliminate the impact of currency translation.

Adjusted EPS
Adjusted EPS represents Adjusted Net Income (Loss) divided by diluted weighted average shares outstanding.

Adjusted EPS (Constant Currency)
Adjusted EPS (Constant Currency) represents Adjusted EPS adjusted to eliminate the impact of currency translation.

Covenant Adjusted EBITDA
Covenant Adjusted EBITDA represents net income (loss) attributable to Aramark stockholders adjusted for interest and other financing costs, net; provision (benefit) for income taxes; depreciation and amortization and certain other items as defined in our debt agreements required in calculating covenant ratios and debt compliance. We also use Net Debt for our ratio to Covenant Adjusted EBITDA, which is calculated as total long-term borrowings less cash and cash equivalents.

Free Cash Flow
Free Cash Flow represents net cash (used in) provided by operating activities less net purchases of property and equipment and other. Management believes that the presentation of free cash flow provides useful information to investors because it represents a measure of cash flow available for distribution among all the security holders of the Company.

Net New Business
Net New Business is an internal statistical metric used to evaluate our new sales and retention performance. The calculation is defined as the annualized value of gross new business less the annualized value of lost business.

We use Adjusted Revenue (Organic), Adjusted Operating Income (including on a constant currency basis), Adjusted Net Income (Loss) (including on a constant currency basis), Adjusted EPS (including on a constant currency basis), Covenant Adjusted EBITDA and Free Cash Flow as supplemental measures of our operating profitability and to control our cash operating costs. We believe these financial measures are useful to investors because they enable better comparisons of our historical results and allow our investors to evaluate our performance based on the same metrics that we use to evaluate our performance and trends in our results. These financial metrics are not measurements of financial performance under generally accepted accounting principles, or GAAP. Our presentation of these metrics has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. You should not consider these measures as alternatives to revenue, operating income, net income (loss), or earnings (loss) per share, determined in accordance with GAAP. Adjusted Revenue (Organic), Adjusted Operating Income, Adjusted Net Income (Loss), Adjusted EPS, Covenant Adjusted EBITDA and Free Cash Flow as presented by us may not be comparable to other similarly titled measures of other companies because not all companies use identical calculations.

Explanatory Notes to the Non-GAAP Schedules

Amortization of Acquisition-Related Intangible Assets - adjustments to eliminate the change in amortization expense resulting from the purchase accounting applied to the January 26, 2007 going-private transaction and amortization expense recognized on other acquisition-related intangible assets.

Severance and Other Charges - adjustments to eliminate severance expenses in the applicable period ($5.4 million expense reversal for year-to-date 2021).

Effect of Certain Acquisitions - adjustments to eliminate the operating results of certain material acquisitions that are not comparable to the prior year periods.

Merger and Integration Related Charges - adjustments to eliminate merger and integration charges primarily related to the AmeriPride acquisition, including costs for transitional employees and integration related consulting costs, and charges related to plant consolidation, mainly asset write-downs, the implementation of a new revenue accounting system and other expenses.

Spin-off Related Charges - adjustments to eliminate charges related to the Company's intention to spin-off the Uniform segment, including salaries and benefits, recruiting and relocation costs, accounting and legal related expenses, branding and other costs.

Gains, Losses and Settlements impacting comparability - adjustments to eliminate certain transactions that are not indicative of our ongoing operational performance, primarily for the gain from the insurance proceeds received related to property damage from a tornado in Nashville ($3.1 million for year-to-date 2022), charges related to hyperinflation in Argentina ($1.2 million for the third quarter of 2022, $2.2 million for year-to-date 2022 and $1.0 million for year-to-date 2021), the impact of the change in fair value related to certain gasoline and diesel agreements ($0.7 million gain for the third quarter of 2022, $0.4 million gain for year-to-date 2022, $0.1 million loss for the third quarter of 2021 and $5.6 million gain for year-to-date 2021), income from prior years' loss experience under our general liability, automobile liability and workers' compensation programs ($18.1 million for year-to-date 2021), pension withdrawal charges ($0.7 million for year-to-date 2021) and other miscellaneous charges.

Gain on Equity Investment - adjustment to eliminate the impact of a non-cash gain from an observable price change related to an equity investment.

Loss on Defined Benefit Pension Plan Termination - adjustment to eliminate the impact of a non-cash loss from the termination of certain single-employer defined benefit pension plans.
Effect of Refinancing and Other on Interest and Other Financing Costs, net - adjustments to eliminate expenses associated with refinancing activities undertaken by the Company in the applicable period such as charges related to the payment of call premiums ($11.9 million for the third quarter and year-to-date 2021) and non-cash charges for the write-offs of unamortized debt issuance costs and debt premiums related to the repayment of borrowings ($6.8 million loss for the third quarter and year-to-date 2021).
Effect of Tax Legislation on Provision (Benefit) for Income Taxes - adjustments to eliminate the impact of tax legislation that is not indicative of our ongoing tax position based on the new tax policies, including the benefit related to the CARES Act for net operating losses being carried back to prior fiscal years ($3.8 million for the third quarter of 2021 and $38.1 million for year-to-date 2021) and a valuation allowance against certain foreign tax credits ($3.8 million for the third quarter of 2021 and $30.0 million for year-to-date 2021).

Tax Impact of Adjustments to Adjusted Net Income (Loss) - adjustments to eliminate the net tax impact of the adjustments to adjusted net income (loss) calculated based on a blended United States federal and state tax rate for United States adjustments and the local country tax rate for adjustments in jurisdictions outside the United States. Adjustment also reverses a valuation allowance recorded against deferred tax assets in a foreign subsidiary that were previously deemed to be not realizable (approximately $8.5 million for year-to-date 2022).

Effect of Currency Translation - adjustments to eliminate the impact that fluctuations in currency translation rates had on the comparative results by presenting the periods on a constant currency basis. Assumes constant foreign currency exchange rates based on the rates in effect for the prior year period being used in translation for the comparable current year period.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations as to future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. These statements include, but are not limited to, statements under the heading "Outlook" and those related to our expectations regarding the impact of the ongoing COVID-19 pandemic, the performance of our business, our financial results, our operations, our liquidity and capital resources, the conditions in our industry and our growth strategy. In some cases forward-looking statements can be identified by words such as "outlook," "aim," "anticipate," "are or remain or continue to be confident," "have confidence," "estimate," "expect," "will be," "will continue," "will likely result," "project," "intend," "plan," "believe," "see," "look to" and other words and terms of similar meaning or the negative versions of such words. These forward-looking statements are subject to risks and uncertainties that may change at any time, actual results or outcomes may differ materially from those that we expected.
Some of the factors that we believe could affect or continue to affect our results include without limitation: the severity and duration of the ongoing COVID-19 pandemic; the pandemic's impact on the United States and global economies, including particularly the client sectors we serve and governmental responses to the pandemic; unfavorable economic conditions; natural disasters, global calamities, climate change, new pandemics, sports strikes and other adverse incidents; geopolitical events, including, but not limited to, the ongoing conflict between Russia and Ukraine and its effects on global supply chains, volatility and disruption of global financial markets; the failure to retain current clients, renew existing client contracts and obtain new client contracts; a determination by clients to reduce their outsourcing or use of preferred vendors; competition in our industries; increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our food and support services contracts; currency risks and other risks associated with international operations, including compliance with a broad range of laws and regulations, including the United States Foreign Corrupt Practices Act; risks associated with suppliers from whom our products are sourced; disruptions to our relationship with our distribution partners; the contract intensive nature of our business, which may lead to client disputes; our expansion strategy and our ability to successfully integrate the businesses we acquire and costs and timing related thereto; continued or further unionization of our workforce; liability resulting from our participation in multiemployer defined benefit pension plans; the inability to hire and retain key or sufficient qualified personnel or increases in labor costs; laws and governmental regulations including those relating to food and beverages, the environment, wage and hour and government contracting; liability associated with noncompliance with applicable law or other governmental regulations; new interpretations of or changes in the enforcement of the government regulatory framework; increases or changes in income tax rates or tax-related laws; the failure to maintain food safety throughout our supply chain, food-borne illness concerns and claims of illness or injury; a cybersecurity incident or other disruptions in the availability of our computer systems or privacy breaches; our leverage; the inability to generate sufficient cash to service all of our indebtedness; debt agreements that limit our flexibility in operating our business; risks associated with the impact, timing or terms of the proposed spin-off of Aramark Uniform Services (our Uniform segment) as an independent publicly traded company to our stockholders (the "proposed spin-off'"); risks associated with the expected benefits and costs of the proposed spin-off, including the risk that the expected benefits of the proposed spin-off will not be realized within the expected time frame, in full or at all, and the risk that conditions to the proposed spin-off will not be satisfied and/or that the proposed spin-off will not be completed within the expected time frame, on the expected terms or at all; the expected qualification of the proposed spin-off as a tax-free transaction for United States federal income tax purposes, including whether or not an Internal Revenue Service ruling will be sought or obtained; the risk that any consents or approvals required in connection with the proposed spin-off will not be received or obtained within the expected time frame, on the expected terms or at all; risks associated with expected financing transactions undertaken in connection with the proposed spin-off and risks associated with indebtedness incurred in connection with the proposed spin-off; the risk of increased costs from lost synergies, costs of restructuring transactions and other costs incurred in connection with the proposed spin-off; retention of existing management team members as a result of the proposed spin-off; reaction of customers, our employees and other parties to the proposed spin-off; and the impact of the proposed spin-off on our business and the risk that the proposed spin-off may be more difficult, time-consuming or costly than expected, including the impact on our resources, systems, procedures and controls, diversion of management’s attention and the impact on relationships with customers, suppliers, employees and other business counterparties; and other factors set forth under the headings “Part I, Item 2—Management’s Discussion and Analysis of Financial Condition and Results of Operations" and "Part II, Item 1A—Risk Factors—Risks associated with the proposed spin-off" of our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission ("SEC") on May 10, 2022 and headings "Part I, Item 1A Risk Factors," "Part I, Item 3 Legal Proceedings" and "Part II, Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of our Annual Report on Form 10-K, filed with the SEC on November 23, 2021 as such factors may be updated from time to time in our other periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov and which may be obtained by contacting Aramark's investor relations department via its website at www.aramark.com. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and in our other filings with the SEC. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us. Forward-looking statements speak only as of the date made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, changes in our expectations, or otherwise, except as required by law.

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	July 1, 2022	July 2, 2021
Revenue	$4,127,378	$2,981,220
Costs and Expenses:
Cost of services provided (exclusive of depreciation and amortization)	3,747,828	2,686,138
Depreciation and amortization	132,975	136,197
Selling and general corporate expenses	98,689	84,639
	3,979,492	2,906,974
Operating income	147,886	74,246
Gain on Equity Investment	—	(137,934)
Loss on Defined Benefit Pension Plan Termination	—	60,864
Interest and Other Financing Costs, net	91,466	111,715
Income Before Income Taxes	56,420	39,601
Provision for Income Taxes	15,939	7,039
Net income	40,481	32,562
Less: Net income attributable to noncontrolling interests	152	5
Net income attributable to Aramark stockholders	$40,329	$32,557

Earnings per share attributable to Aramark stockholders:
Basic	$0.16	$0.13
Diluted	$0.16	$0.13
Weighted Average Shares Outstanding:
Basic	257,564	255,207
Diluted	259,219	257,374

	Nine Months Ended
	July 1, 2022	July 2, 2021
Revenue	$11,936,167	$8,544,701
Costs and Expenses:
Cost of services provided (exclusive of depreciation and amortization)	10,810,111	7,814,008
Depreciation and amortization	400,778	412,090
Selling and general corporate expenses	295,154	259,478
	11,506,043	8,485,576
Operating income	430,124	59,125
Gain on Equity Investment	—	(137,934)
Loss on Defined Benefit Pension Plan Termination	—	60,864
Interest and Other Financing Costs, net	274,168	308,402
Income (Loss) Before Income Taxes	155,956	(172,207)
Provision (Benefit) for Income Taxes	37,223	(45,726)
Net income (loss)	118,733	(126,481)
Less: Net income (loss) attributable to noncontrolling interests	45	(219)
Net income (loss) attributable to Aramark stockholders	$118,688	$(126,262)

Earnings (Loss) per share attributable to Aramark stockholders:
Basic	$0.46	$(0.50)
Diluted	$0.46	$(0.50)
Weighted Average Shares Outstanding:
Basic	257,044	254,461
Diluted	258,682	254,461

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands)

	July 1, 2022	October 1, 2021
Assets

Current Assets:
Cash and cash equivalents	$438,868	$532,591
Receivables	2,052,245	1,748,601
Inventories	514,887	412,676
Prepayments and other current assets	192,037	204,987
Total current assets	3,198,037	2,898,855
Property and Equipment, net	2,017,094	2,038,394
Goodwill	5,551,004	5,487,297
Other Intangible Assets	2,150,906	2,028,622
Operating Lease Right-of-use Assets	599,988	587,854
Other Assets	1,471,741	1,335,142
	$14,988,770	$14,376,164

Liabilities and Stockholders' Equity

Current Liabilities:
Current maturities of long-term borrowings	$77,506	$58,850
Current operating lease liabilities	70,853	67,280
Accounts payable	908,135	919,090
Accrued expenses and other current liabilities	1,503,411	1,812,213
Total current liabilities	2,559,905	2,857,433
Long-Term Borrowings	8,084,841	7,393,417
Noncurrent Operating Lease Liabilities	318,303	314,378
Deferred Income Taxes and Other Noncurrent Liabilities	1,101,297	1,079,014
Commitments and Contingencies
Redeemable Noncontrolling Interests	9,163	9,050
Total Stockholders' Equity	2,915,261	2,722,872
	$14,988,770	$14,376,164

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Nine Months Ended
	July 1, 2022	July 2, 2021
Cash flows from operating activities:
Net income (loss)	$118,733	$(126,481)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities
Depreciation and amortization	400,778	412,090
Gain on equity investment	—	(137,934)
Loss on defined benefit pension plan termination	—	60,864
Deferred income taxes	15,340	(27,099)
Share-based compensation expense	71,799	52,638
Changes in operating assets and liabilities	(695,591)	25,647
Payments made to clients on contracts	(39,043)	(49,159)
Other operating activities	(14,009)	23,227
Net cash (used in) provided by operating activities	(141,993)	233,793

Cash flows from investing activities:
Net purchases of property and equipment and other	(245,647)	(244,080)
Acquisitions, divestitures and other investing activities	(395,797)	(259,111)
Net cash used in investing activities	(641,444)	(503,191)

Cash flows from financing activities:
Net proceeds/payments of long-term borrowings	271,403	(1,350,657)
Net change in funding under the Receivables Facility	500,000	(315,600)
Payments of dividends	(84,770)	(83,928)
Proceeds from issuance of common stock	35,275	33,925
Other financing activities	(18,384)	(50,698)
Net cash provided by (used in) financing activities	703,524	(1,766,958)
Effect of foreign exchange rates on cash and cash equivalents	(13,810)	10,597
Decrease in cash and cash equivalents	(93,723)	(2,025,759)
Cash and cash equivalents, beginning of period	532,591	2,509,188
Cash and cash equivalents, end of period	$438,868	$483,429

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED OPERATING INCOME MARGIN
(Unaudited)
(In thousands)

	Three Months Ended
	July 1, 2022
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,481,433	$977,759	$668,186		$4,127,378
Operating Income (as reported)	$89,059	$34,752	$60,528	$(36,453)	$147,886
Operating Income Margin (as reported)	3.59%	3.55%	9.06%		3.58%

Revenue (as reported)	$2,481,433	$977,759	$668,186		$4,127,378
Effect of Certain Acquisitions	(84,760)	—	—		(84,760)
Effect of Currency Translation	1,951	108,751	2,543		113,245
Adjusted Revenue (Organic)	$2,398,624	$1,086,510	$670,729		$4,155,863
Revenue Growth (as reported)	50.43%	34.21%	10.80%		38.45%
Adjusted Revenue Growth (Organic)	45.41%	49.14%	11.22%		39.40%

Operating Income (as reported)	$89,059	$34,752	$60,528	$(36,453)	$147,886
Amortization of Acquisition-Related Intangible Assets	17,856	2,312	6,519	—	26,687
Effect of Certain Acquisitions	(412)	—	—	295	(117)
Spin-off Related Charges	—	—	1,908	1,530	3,438
Gains, Losses and Settlements impacting comparability	—	1,192	—	(714)	478
Adjusted Operating Income	$106,503	$38,256	$68,955	$(35,342)	$178,372
Effect of Currency Translation	348	4,966	165	—	5,479
Adjusted Operating Income (Constant Currency)	$106,851	$43,222	$69,120	$(35,342)	$183,851

Operating Income Growth (as reported)	102.49%	65.04%	72.82%	(41.20)%	99.18%
Adjusted Operating Income Growth	65.64%	66.83%	53.30%	(37.77)%	67.40%
Adjusted Operating Income Growth (Constant Currency)	66.19%	88.49%	53.67%	(37.77)%	72.54%
Adjusted Operating Income Margin (Constant Currency)	4.45%	3.98%	10.31%		4.42%

	Three Months Ended
	July 2, 2021
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$1,649,613	$728,540	$603,067		$2,981,220

Operating Income (as reported)	$43,982	$21,057	$35,023	$(25,816)	$74,246
Amortization of Acquisition-Related Intangible Assets	20,314	1,874	6,138	—	28,326
Merger and Integration Related Charges	—	—	3,819	—	3,819
Gains, Losses and Settlements impacting comparability	—	—	—	164	164
Adjusted Operating Income	$64,296	$22,931	$44,980	$(25,652)	$106,555

Operating Income Margin (as reported)	2.67%	2.89%	5.81%		2.49%
Adjusted Operating Income Margin	3.90%	3.15%	7.46%		3.57%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED OPERATING INCOME MARGIN
(Unaudited)
(In thousands)

	Nine Months Ended
	July 1, 2022
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$7,245,148	$2,721,838	$1,969,181		$11,936,167
Operating Income (as reported)	$270,248	$94,551	$175,378	$(110,053)	$430,124
Operating Income Margin (as reported)	3.73%	3.47%	8.91%		3.60%

Revenue (as reported)	$7,245,148	$2,721,838	$1,969,181		$11,936,167
Effect of Certain Acquisitions	(271,441)	—	—		(271,441)
Effect of Currency Translation	1,111	170,875	677		172,663
Adjusted Revenue (Organic)	$6,974,818	$2,892,713	$1,969,858		$11,837,389
Revenue Growth (as reported)	55.93%	29.57%	9.54%		39.69%
Adjusted Revenue Growth (Organic)	50.11%	37.70%	9.58%		38.53%

Operating Income (as reported)	$270,248	$94,551	$175,378	$(110,053)	$430,124
Amortization of Acquisition-Related Intangible Assets	54,245	7,431	19,394	—	81,070
Effect of Certain Acquisitions	(1,662)	—	—	1,576	(86)
Spin-off Related Charges	—	—	1,908	1,530	3,438
Gains, Losses and Settlements impacting comparability	—	2,197	(3,113)	23	(893)
Adjusted Operating Income	$322,831	$104,179	$193,567	$(106,924)	$513,653
Effect of Currency Translation	66	7,637	63	—	7,766
Adjusted Operating Income (Constant Currency)	$322,897	$111,816	$193,630	$(106,924)	$521,419

Operating Income Growth (as reported)	799.12%	211.80%	97.51%	(22.21)%	627.48%
Adjusted Operating Income Growth	341.96%	218.47%	64.33%	(11.43)%	302.56%
Adjusted Operating Income Growth (Constant Currency)	342.05%	241.82%	64.38%	(11.43)%	308.65%
Adjusted Operating Income Margin (Constant Currency)	4.63%	3.87%	9.83%		4.40%

	Nine Months Ended
	July 2, 2021
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$4,646,392	$2,100,695	$1,797,614		$8,544,701

Operating Income (as reported)	$30,057	$30,324	$88,795	$(90,051)	$59,125
Amortization of Acquisition-Related Intangible Assets	61,087	6,022	18,822	—	85,931
Severance and Other Charges	—	(4,618)	(501)	(326)	(5,445)
Merger and Integration Related Charges	—	—	9,936	—	9,936
Gains, Losses and Settlements impacting comparability	(18,098)	984	743	(5,580)	(21,951)
Adjusted Operating Income	$73,046	$32,712	$117,795	$(95,957)	$127,596

Operating Income Margin (as reported)	0.65%	1.44%	4.94%		0.69%
Adjusted Operating Income Margin	1.57%	1.56%	6.55%		1.49%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED NET INCOME (LOSS) & ADJUSTED EARNINGS (LOSS) PER SHARE
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 1, 2022	July 2, 2021	July 1, 2022	July 2, 2021
Net Income (Loss) Attributable to Aramark Stockholders (as reported)	$40,329	$32,557	$118,688	$(126,262)
Adjustment:
Amortization of Acquisition-Related Intangible Assets	26,687	28,326	81,070	85,931
Severance and Other Charges	—	—	—	(5,445)
Effect of Certain Acquisitions	(117)	—	(86)	—
Merger and Integration Related Charges	—	3,819	—	9,936
Spin-off Related Charges	3,438	—	3,438	—
Gains, Losses and Settlements impacting comparability	478	164	(893)	(21,951)
Gain on Equity Investment	—	(137,934)	—	(137,934)
Loss on Defined Benefit Pension Plan Termination	—	60,864	3,644	60,864
Effect of Refinancing and Other on Interest and Other Financing Costs, net	—	18,658	—	18,658
Effect of Tax Legislation on Provision (Benefit) for Income Taxes	—	(18)	—	(8,144)
Tax Impact of Adjustments to Adjusted Net Income (Loss)	(7,050)	2,459	(29,180)	(6,651)
Adjusted Net Income (Loss)	$63,765	$8,895	$176,681	$(130,998)
Effect of Currency Translation, net of Tax	3,861	—	5,672	—
Adjusted Net Income (Loss) (Constant Currency)	$67,626	$8,895	$182,353	$(130,998)

Earnings (Loss) Per Share (as reported)
Net Income (Loss) Attributable to Aramark Stockholders (as reported)	$40,329	$32,557	$118,688	$(126,262)
Diluted Weighted Average Shares Outstanding	259,219	257,374	258,682	254,461
	$0.16	$0.13	$0.46	$(0.50)
Earnings Per Share Growth (as reported) $	$0.03

Adjusted Earnings (Loss) Per Share
Adjusted Net Income (Loss)	$63,765	$8,895	$176,681	$(130,998)
Diluted Weighted Average Shares Outstanding	259,219	257,374	258,682	254,461
	$0.25	$0.03	$0.68	$(0.51)
Adjusted Earnings Per Share Growth $	$0.22

Adjusted Earnings (Loss) Per Share (Constant Currency)
Adjusted Net Income (Loss) (Constant Currency)	$67,626	$8,895	$182,353	$(130,998)
Diluted Weighted Average Shares Outstanding	259,219	257,374	258,682	254,461
	$0.26	$0.03	$0.70	$(0.51)
Adjusted Earnings Per Share Growth (Constant Currency) $	$0.23

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
NET DEBT TO COVENANT ADJUSTED EBITDA
(Unaudited)
(In thousands)

	Twelve Months Ended
	July 1, 2022	July 2, 2021
Net Income (Loss) Attributable to Aramark Stockholders (as reported)	$154,117	$(274,852)
Interest and Other Financing Costs, net	367,132	417,560
Provision (Benefit) for Income Taxes	42,316	(99,834)
Depreciation and Amortization	539,380	563,314
Share-based compensation expense(1)	90,214	67,628
Unusual or non-recurring (gains) and losses(2)	—	(77,070)
Pro forma EBITDA for equity method investees(3)	9,369	10,353
Pro forma EBITDA for certain transactions(4)	16,503	15,059
Other(5)(6)	(17,161)	252,966
Covenant Adjusted EBITDA	$1,201,870	$875,124

Net Debt to Covenant Adjusted EBITDA
Total Long-Term Borrowings	$8,162,347	$7,665,901
Less: Cash and cash equivalents	438,868	483,429
Net Debt	$7,723,479	$7,182,472
Covenant Adjusted EBITDA	$1,201,870	$875,124
Net Debt/Covenant Adjusted EBITDA	6.4	8.2

(1) Represents share-based compensation expense resulting from the application of accounting for stock options, restricted stock units, performance stock units, deferred stock unit awards and employee stock purchases.

(2) Represents the fiscal 2021 non-cash gain from an observable price change on an equity investment ($137.9 million) and the fiscal 2021 non-cash loss from the termination of certain defined benefit pension plans ($60.9 million).
(3) Represents the Company's estimated share of EBITDA primarily from the Company's AIM Services Co., Ltd. equity method investment, not already reflected in the Company's Net Income (Loss) Attributable to Aramark stockholders. EBITDA for this equity method investee is calculated in a manner consistent with Covenant Adjusted EBITDA but does not represent cash distributions received from this investee.
(4) Represents the annualizing of net EBITDA from certain acquisitions made during the period.
(5) "Other" for the twelve months ended July 1, 2022 includes United States and non-United States governmental labor related tax credits resulting from the COVID-19 pandemic, net of labor charges, incremental expenses and other expenses associated with closed or partially closed client locations ($63.0 million), adjustments to remove the impact attributable to the adoption of certain accounting standards that are made to the calculation in accordance with the Credit Agreement and indentures ($32.7 million), non-cash charges for inventory write-downs to net realizable value and for excess inventory related to personal protective equipment ($16.4 million), expenses related to merger and integration related charges ($12.2 million), gain from a funding agreement related to a legal matter ($10.0 million), reversal of severance charges ($7.9 million), reversal of charges related to a client contract dispute ($5.7 million), the gain from the insurance proceeds received related to property damage from a tornado in Nashville ($4.0 million), charges related to the Company's intention to spin-off the Uniform segment ($3.4 million), the impact of hyperinflation in Argentina ($3.0 million), due diligence charges related to acquisitions ($2.7 million), non-cash charges related to information technology assets ($2.2 million) and other miscellaneous expenses.

(6) "Other" for the twelve months ended July 2, 2021 includes labor charges, incremental expenses and other expenses associated with closed or partially closed client locations resulting from the COVID-19 pandemic, net of United States and non-United States governmental labor related tax credits ($123.8 million), non-cash impairment charges related to various assets ($34.3 million), adjustments to remove the impact attributable to the adoption of certain accounting standards that are made to the calculation in accordance with the Credit Agreement and indentures ($25.5 million), severance charges ($20.0 million), non-cash charges for inventory write-downs to net realizable value and for excess inventory related to personal protective equipment ($19.6 million), charges related to a client contract dispute ($17.9 million), expenses related to merger and integration related charges ($16.4 million), the gain from the change in fair value related to certain gasoline and diesel agreements ($8.7 million), a favorable non-cash settlement of a multiemployer pension plan obligation ($6.7 million), a favorable settlement of a legal matter ($4.7 million), non-cash charges related to information technology assets ($4.2 million), expenses related to the impact of the ice storm in Texas ($2.5 million), a non-cash charge related to an environmental matter ($2.5 million), the impact of hyperinflation in Argentina ($2.3 million) and other miscellaneous expenses.

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
FREE CASH FLOW
(Unaudited)
(In thousands)

	Nine Months Ended	Six Months Ended	Three Months Ended
	July 1, 2022	April 1, 2022	July 1, 2022
Net cash used in operating activities	$(141,993)	$(128,267)	(13,726)

Net purchases of property and equipment and other	(245,647)	(163,032)	(82,615)

Free Cash Flow	$(387,640)	$(291,299)	$(96,341)

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED REVENUE
(Unaudited)
(In thousands)

	Three Months Ended
	July 2, 2021
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$1,649,613	$728,540	$603,067		$2,981,220
Effect of Certain Acquisitions	(23,358)	—	—		(23,358)
Effect of Currency Translation	(1,456)	(67,806)	(5,937)		(75,199)
Adjusted Revenue (Organic)	$1,624,799	$660,734	$597,130		$2,882,663
Revenue Growth (as reported)	54.52%	40.87%	6.27%		38.52%
Adjusted Revenue Growth (Organic)	52.19%	27.76%	5.22%		33.94%

	Three Months Ended
	June 26, 2020
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$1,067,580	$517,171	$567,502		$2,152,253

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED REVENUE
(Unaudited)
(In thousands)

	Three Months Ended
	October 1, 2021
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,162,866	$765,466	$622,932		$3,551,264
Effect of Certain Acquisitions	(85,557)	—	—		(85,557)
Effect of Currency Translation	(1,347)	(20,642)	(3,041)		(25,030)
Adjusted Revenue (Organic)	$2,075,962	$744,824	$619,891		$3,440,677
Revenue Growth (as reported)	51.35%	21.69%	(1.76)%		31.91%
Adjusted Revenue Growth (Organic)	58.16%	21.47%	5.18%		36.80%

	Three Months Ended
	October 2, 2020
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$1,429,031	$629,021	$634,098		$2,692,150
Estimated Impact of 53rd Week	(116,461)	(15,858)	(44,740)		(177,059)
Adjusted Revenue	$1,312,570	$613,163	$589,358		$2,515,091

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED REVENUE
(Unaudited)
(In thousands)

	Three Months Ended
	December 31, 2021
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,425,379	$873,184	$649,697		$3,948,260
Effect of Certain Acquisitions	(92,037)	—	—		(92,037)
Effect of Currency Translation	(868)	18,720	(1,912)		15,940
Adjusted Revenue (Organic)	$2,332,474	$891,904	$647,785		$3,872,163
Revenue Growth (as reported)	67.75%	25.74%	7.65%		43.90%
Adjusted Revenue Growth (Organic)	61.33%	28.43%	7.33%		41.12%

	Three Months Ended
	January 1, 2021
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$1,445,792	$694,459	$603,538		$2,743,789

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED REVENUE
(Unaudited)
(In thousands)

	Three Months Ended
	April 1, 2022
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,338,336	$870,895	$651,298		$3,860,529
Effect of Certain Acquisitions	(94,644)	—	—		(94,644)
Effect of Currency Translation	28	43,404	46		43,478
Adjusted Revenue (Organic)	$2,243,720	$914,299	$651,344		$3,809,363
Revenue Growth (as reported)	50.76%	28.51%	10.20%		36.91%
Adjusted Revenue Growth (Organic)	44.66%	34.91%	10.21%		35.10%

	Three Months Ended
	April 2, 2021
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$1,550,987	$677,696	$591,009		$2,819,692

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED REVENUE COMPARISON TO FISCAL 2019
(Unaudited)
(In thousands)

	Three Months Ended
	July 2, 2021	October 1, 2021	December 31, 2021	April 1, 2022	July 1, 2022
Revenue (as reported)	$2,981,220	$3,551,264	$3,948,260	$3,860,529	$4,127,378
Effect of Certain Acquisitions	(23,358)	(85,557)	(92,037)	(94,644)	(84,760)
Effect of Currency Translation*	(16,977)	(13,400)	33,172	45,486	82,474
Adjusted Revenue (Organic)	$2,940,885	$3,452,307	$3,889,395	$3,811,371	$4,125,092
Revenue as a Percentage of Fiscal 2019 Revenue (as reported)	74.33%	89.88%	92.57%	96.51%	102.91%
Adjusted Revenue as a Percentage of Fiscal 2019 Adjusted Revenue (Organic)	73.32%	87.37%	92.13%	95.28%	102.85%

	Three Months Ended
	June 28, 2019	September 27, 2019	December 28, 2018	March 29, 2019	June 28, 2019
Revenue (as reported)	$4,010,761	$3,951,244	$4,265,349	$3,999,987	$4,010,761
Effect of Divestitures	—	—	(43,680)	—	—
Adjusted Revenue (Organic)	$4,010,761	$3,951,244	$4,221,669	$3,999,987	$4,010,761

* The effect of currency translation reflects the impact that fluctuations in currency translation rates had on the comparative results by translating the fiscal 2021 or fiscal 2022 period balances using the foreign currency exchange rates in effect for the comparable periods of fiscal 2019.